EXHIBIT 5

March 12, 2012

Smith & Wesson Holding Corporation

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

Re: Registration Statement on Form S-8

Smith & Wesson Holding Corporation

Ladies and Gentlemen:

As legal counsel to Smith & Wesson Holding Corporation, a Nevada corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about March 13, 2012, in connection with the registration under the Securities Act of 1933, as amended, of 6,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Company’s 2011 Employee Stock Purchase Plan (the “Plan”). The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A. The Amended and Restated Articles of Incorporation of the Company, as amended to date;

B. The Amended and Restated Bylaws of the Company, as amended to date;

C. Various resolutions of the Board of Directors of the Company adopting the Plan and authorizing the issuance of the Shares;

D. The Plan;

E. Minutes of the September 26, 2011 Annual Meeting of Stockholders of the Company, at which the stockholders approved the Plan as adopted by the Board of Directors of the Company; and

F. The Registration Statement.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through F above, it is our opinion that the Shares will be validly issued, fully paid, and nonassessable when issued and sold in accordance with the terms of the Plan.

Greenberg Traurig, LLP | Attorneys at Law | 2375 East Camelback Road, Suite 700 | Phoenix, Arizona 85016 | Tel. 602.445.8000

| Fax 602.445.8100

Smith & Wesson Holding Corporation

March 12, 2012

We express no opinion as the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Nevada, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig

GREENBERG TRAURIG